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                               James Goodwin Inc.
                              152 West 57th Street
                                Forty Fifth Floor
                               New York, NY 10019


As of January 30, 2002

PERSONAL AND CONFIDENTIAL

Mr. Donald Bowman
Chief Financial Officer
Kiewit Materials Company
Kiewit Plaza
Omaha, NE 68131

Dear Don:

This letter "Agreement" will confirm that Kiewit Materials Company ("KMC") and James Goodwin Inc. ("JGI") have entered into a relationship pursuant to which JGI will provide financial advisory services to KMC. The terms of this relationship are as follows:

1. ENGAGEMENT AND SCOPE OF SERVICES. KMC hereby engages JGI and JGI hereby accepts such engagement, to provide corporate and financial advisory services ("Services") in connection with the sale of the company. The parties agree that in defining the scope of any specific Services requested by KMC, the parties shall develop, to the extent reasonably possible, an agreed upon timetable, set of deliverables, proposed budget and such other matters as may be mutually agreed upon by the parties.

2. FEES AND EXPENSES. For Services provided by JGI pursuant to this Agreement, KMC shall pay to JGI a fee of $3,000,000 ("Advisory Fee") payable upon the closing of Rinker's acquisition of KMC. In addition, during the term of this Agreement, JGI shall be entitled to reimbursement by KMC for reasonable, ordinary and necessary business expenses incurred by JGI in the performance of the Services under this Agreement. For this purpose, the parties agree that the cost of private aircraft chartered by JGI for travel in connection with the provision of Services shall constitute reimbursable business expenses.

3. Term. (a) The term of this Agreement shall commence on January 30, 2002 and extend for a period of one (1) year, terminating on January 30, 2003; provided, however, that this Agreement shall be automatically renewed for successive one (1) year periods, unless either party notifies the other party in writing prior to the expiration of the then current term. (b) Notwithstanding anything herein to the contrary, this Agreement may be terminated by either party, without cause, upon the provision of five (5) days' prior written notice of such termination to the other party. In the event of such a termination of this Agreement, JGI will be entitled to payment of any reimbursable expenses incurred through the effective date of such termination. In addition, if Rinker completes it's acquisition of KMC within 12 months following such a termination of this agreement, KMC shall pay James Goodwin an Advisory Fee promptly after the completion of such acquisition.

4.       INDEMNIFICATION.  Our standard indemnification form is attached.

5. MISCELLANEOUS. The parties acknowledge and agree that in the performance of the Services under this Agreement, JGI is acting as an independent contractor. This Agreement shall be governed by the laws of the State of New York. This Agreement may be amended or modified only by an agreement in writing signed by KMC and JGI. The rights and responsibilities of JGI hereunder are personal and are not transferable by assignment or otherwise.

                                      * * *

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Kiewit Materials Company
As of January 30, 2002
Page 2



If the terms of our relationship as set forth in this letter agreement are satisfactory, kindly sign the enclosed copy of this letter agreement and return it to me.

                                                 Very truly yours,

                                                 /s/  James Goodwin
                                                 ------------------------
                                                 James Goodwin
                                                 President

Accepted as of
January 30, 2002

KIEWIT MATERIALS COMPANY

By:      /s/ Donald E. Bowman
         --------------------------
         Donald Bowman
         Chief Financial Officer


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As of January 30, 2002

James Goodwin Inc.
152 West 57th Street
Forty Fifth Floor
New York, New York 10019

Dear Mr. Goodwin:

In connection with the activities of James Goodwin Inc. ("JGI") pursuant to a letter agreement, dated as of the date hereof, between Kiewit Materials Company (the "Company") and JGI, as the same may be amended from time to time, including without limitation any activities of JGI in connection with any transaction contemplated by such letter agreement, whether occurring before, at or after the date hereof, the Company agrees to indemnify and hold harmless JGI and its employees (hereinafter collectively referred to as the "indemnified parties"), to the full extent lawful, from and against any losses, damages, liabilities, expenses or claims (or actions in respect thereof, including, without limitation, shareholder and derivative actions) related to or otherwise arising out of such engagement or JGI's role in connection therewith, and will reimburse any indemnified party for all expenses (including reasonable counsel fees and disbursements) as they are incurred by any indemnified party in connection with investigating, preparing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation to which any indemnified party is a party, arising in connection with or related to JGI's engagement or JGI's role in connection therewith. The Company will not, however, be responsible for any losses, damages, liabilities, expenses or claims which are finally judicially determined to have resulted primarily from any indemnified party's bad faith or gross negligence. The Company also agrees that no indemnified party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with such engagement except for any such liability for losses, damages, liabilities, expenses or claims incurred by the Company that result primarily from any indemnified party's bad faith or gross negligence.

In the event the foregoing indemnity is unavailable to any indemnified party for any reason or insufficient to hold any indemnified party harmless, then the Company agrees to contribute to any such losses, damages, liabilities, expenses or claims and will do so in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by, and the relative fault of, the indemnified parties, on the one hand, and the Company and the Company's securityholders, on the other, as well as any relevant equitable considerations, from any actual or proposed transaction. The Company and JGI agree that it would not be just and equitable if contributions were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

The Company agrees that it will not, without the prior written consent of JGI, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding, in respect of which indemnification or contribution may be sought hereunder (if JGI is an actual party in such claim or action provided that any such settlement, compromise or consent to the entry of judgment shall not adversely affect JGI or its



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Kiewit Materials Company
As of January 30, 2002
Page 2



ability to settle, compromise or consent to the entry of judgment in connection with any other future claim, action, suit or proceeding o which JGI is an actual or potential party) unless such settlement, compromise or consent includes an unconditional release of JGI from all liability arising out of such claim, action, suit or proceeding. The Company will also promptly reimburse JGI for all expenses (including reasonable counsel fees) as they are incurred in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not JGI is an actual or potential party to such claim or action).

The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise, and shall be in addition to any liability which the Company may otherwise have. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT IS WAIVED BY BOTH PARTIES. JGI may assign his rights or obligations under this letter agreement. This agreement shall remain in full force and effect following the completion or termination of JGI's engagement and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any indemnified party.



Very truly yours,                             Accepted
Kiewit Materials Company                      James Goodwin Inc.

By:      /s/ Donald E. Bowman                 By:      /s/ James Goodwin
         --------------------                          -------------------



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